Exhibit 99.1

Subject: CymaBay Update and Townhall Next Week

Hi Everyone,

As this extraordinary week comes to an end, I wanted to connect with you all and provide an update. I know there are many questions about what happens next and while we do not have all the answers yet, you have my continued commitment that I will share what we know as soon as possible.

As SMT and I discussed during the town hall, we are incredibly proud to have reached this milestone and the opportunity to put seladelpar into the hands of more patients that may benefit around the world. The respect for what this team has achieved and the expertise you bring continues to come through in every interaction we have with the team at Gilead. As many of you have heard me say, nothing is more important to me now than this team. Providing the right support to each of you and working to ensure that Gilead understands the incredible talent in this organization is my key priority.

To help facilitate the integration planning process, Gilead has appointed a head of integration planning specially tasked with partnering with CymaBay to coordinate the functional discussions, understand the implications for the work we do, plan processes to drive minimal disruption and find answers on what happens once the transaction closes. At CymaBay I have asked Patrick O’Mara to lead integration planning and act as the key point of contact throughout this period. He will work in partnership with SMT leaders to understand every function’s needs and priorities and help coordinate next steps.

Importantly, he will also work very closely with Ken Boehm who is leading our interactions with the Gilead HR team to answer those critical questions on next steps for our teams and for each individual. Over the course of the week, I have greatly appreciated the opportunity to talk with many of you, and my door always remains open. Every person at CymaBay is in a unique situation and has specific questions, hopes and concerns about what happens next both in terms of ongoing employment and financial considerations. We are working to get everyone the answers they need and will share more information as soon as we can.

To help ensure that everyone has the latest information, look for an invite to one of our two update sessions next week to discuss what we have learned since our last meeting. I recognize that for those of you that are working remotely or out in the field, some of your questions may be different and so I will be holding a specific zoom chat with those colleagues alongside a group town hall in Newark.

•	Zoom Chat for remote employees: Tuesday, 12-12:45pm PT / 3-3:45pm ET

•	All-company town hall: Wednesday, 1-1:45pm PT / 4-4:45pm ET

Finally, I want to express my sincere admiration for all the work that you do. Seladelpar has so much potential to help people living with PBC, and as I would expect this team isn’t missing a beat in ensuring that we continue progress toward launch. Thank you all for your continued commitment to this program and for doing the best work in the interests of patients.

I hope you can all enjoy a restful long-weekend and I look forward to seeing you all next week,

Sujal.

Additional Information and Where to Find It

The tender offer to be made by Gilead Sciences, Inc. (“Gilead”) and its subsidiary Pacific Merger Sub, Inc. (“Purchaser”) in connection with its pending acquisition of CymaBay Therapeutics, Inc. (the “Company”) has not yet commenced. This communication is for informational purposes only and is neither an offer to purchase nor a solicitation of an offer to sell securities of the Company, nor is it a substitute for any tender offer materials that Gilead, Purchaser or the Company will file with the U.S. Securities and Exchange Commission (the “SEC”). A solicitation and an offer to buy securities of the Company will be made only pursuant to an offer to purchase and related materials that Gilead and Purchaser intend to file with the SEC. At the time the tender offer is commenced, Gilead and Purchaser will file a Tender Offer Statement on Schedule TO with the SEC, and the Company thereafter will file a Solicitation/Recommendation Statement on Schedule 14D-9 with the SEC with respect to the tender offer. THE COMPANY’S STOCKHOLDERS AND OTHER INVESTORS ARE URGED TO READ THE TENDER OFFER MATERIALS (INCLUDING AN OFFER TO PURCHASE, A RELATED LETTER OF TRANSMITTAL AND CERTAIN OTHER TENDER OFFER DOCUMENTS) AND THE SOLICITATION/RECOMMENDATION STATEMENT ON SCHEDULE 14D-9 BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION THAT SHOULD BE READ CAREFULLY BEFORE ANY DECISION IS MADE WITH RESPECT TO THE TENDER OFFER. The Offer to Purchase, the related letter of transmittal and certain other tender offer documents, as well as the Solicitation/Recommendation Statement on Schedule 14D-9, will be sent to all stockholders of the Company at no expense to them. The Tender Offer Statement on Schedule TO, the Solicitation/Recommendation Statement on Schedule 14D-9 and other related documents will be made available for free at the SEC’s website at www.sec.gov. Investors and securityholders may also obtain, free of charge, the Solicitation/Recommendation Statement on Schedule 14D-9 and other related documents that the Company has filed with or furnished to the SEC under the “Investors & Media” section of the Company’s website at www.cymabay.com.

Forward-Looking Statements

This communication contains “forward-looking statements”. These statements relate to future events and involve known and unknown risks, uncertainties and other factors which may cause the actual results, performance or achievements of the Company to be materially different from any future results, performances or achievements expressed or implied by the forward-looking statements. In some cases, you can identify forward-looking statements by terms such as “may,” “will,” “could,” “expects,” “plans,” “anticipates,” “believes,” and similar expressions intended to identify forward-looking statements. These statements reflect the Company’s current views with respect to future events and are based on assumptions and subject to risks and uncertainties. Given these uncertainties, you should not place undue reliance on these forward-looking statements. Forward-looking statements include, without limitation, statements regarding the tender offer, the subsequent merger and other related matters, prospective performance and opportunities, post-closing operations and the outlook for the businesses of the Company and Gilead, including, without limitation, the ability of Gilead to advance the Company’s product pipeline and successfully commercialize seladelpar; and any assumptions underlying any of the foregoing. The following are some of the factors that could cause actual future results to differ materially from those expressed in any forward-looking statements: (i) uncertainties as to the timing of the tender offer and the subsequent merger; (ii) the risk that the tender offer or the subsequent merger may not be completed in a timely manner or at all; (iii) uncertainties as to the percentage of the Company’s stockholders tendering their shares in the tender offer; (iv) the possibility that competing offers or acquisition proposals for the Company will be made; (v) the possibility that any or all of the various conditions to the consummation of the tender offer or the subsequent merger may not be satisfied or waived, including the failure to receive any required regulatory approvals from any applicable governmental entities (or any conditions, limitations or restrictions placed on such approvals); (vi) the occurrence of any event, change or other circumstance that could give rise to the termination of the merger agreement, including in circumstances which would require the Company to pay a termination fee or other expenses; (vii) the effect of the announcement or pendency of the transactions contemplated by the merger agreement on the Company’s ability to retain and hire key personnel, its ability to maintain relationships with its suppliers and others with whom it does business, or its operating results and business generally; (viii) risks related to diverting management’s attention from the Company’s ongoing business operations; (ix) the risk that stockholder litigation in connection with the transactions contemplated by the merger agreement may result in significant costs of defense, indemnification and liability; and (x) other factors as set forth from time to time in the Company’s filings with the SEC, including its Form 10-K for the fiscal year ended December 31, 2022 and any subsequent Form 10-Qs. Any forward-looking statements set forth in this communication speak only as of the date of this communication. The Company does not intend to update any of these forward-looking statements to reflect events or circumstances that occur after the date hereof other than as required by law. You are cautioned not to place undue reliance on any forward-looking statements.